EXHIBIT 99.4

BACKBONE ENTERPRISES, INC.

Unaudited Condensed Financial Statements

As of September 30, 2019, and for the Nine Months Ended September 30, 2019 and 2018

BACKBONE ENTERPRISES, INC.

Table of Contents

Financial Statements (unaudited):

Balance Sheet – September 30, 2019                                            3

Statements of Income – Nine Months Ended September 30, 2019 and 2018              4

Statements of Stockholders’ Equity – Nine Months Ended September 30, 2019 and 2018   5

Statements of Cash Flows – Nine Months Ended September 30, 2019 and 2018           6

Notes to Financial Statements – September 30, 2019                                7

BALANCE SHEET

September 30, 2019

ASSETS
Current assets:
Cash and cash equivalents	$1,092,447
Accounts receivable	654,061
Prepaid and other current assets	1,653
Total current assets	1,748,161

Property and equipment, net	27,138

Total assets	$1,775,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$25,636
Accrued compensation and benefits	576,988
Notes payable	34,019
Total current liabilities	646,643

Commitments and contingencies (Notes 5 & 6)

Stockholders’ equity:
Common stock, par value at $0.01, 10,000 shares authorized,	32
3,191 shares issued and outstanding
Additional paid-in capital	-
Accumulated earnings	1,138,624
Total stockholders’ equity	1,138,656

Total liabilities and stockholders’ equity	$1,775,299

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2019 and 2018

	September 30, 2019	September 30, 2018

Net revenues	$2,669,793	$1,816,409
Cost of revenues	1,707,162	1,500,135
Gross profit	962,631	316,274

Selling, general, and administrative expenses	592,285	423,386
Income (loss) from operations	370,346	(107,112)

Other income (expense):
Interest expense	(854)	(2,617)
Total other income (expense)	(854)	(2,617)

Income (loss) before income taxes	369,492	(109,729)

Income and franchise tax expense	-	-

Net income (loss)	$369,492	$(109,729)

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF STOCKHOLDERS EQUITY

Nine Months Ended September 30, 2019 and 2018

				Total
	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Earnings	Equity

Balance at January 1, 2018	3,191	$32	$552,551	$552,583
Net loss	-	-	(109,729)	(109,729)

Balance at September 30, 2018	3,191	$32	$442,822	$442,854

				Total
	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Earnings	Equity

Balance at January 1, 2019	3,191	$32	$769,132	$769,164
Net income	-	-	369,492	369,492

Balance at September 30, 2019	3,191	$32	$1,138,624	$1,138,656

The accompanying notes are an integral part of these financial statements.

STATEMENT OF CASH FLOWS

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2018

Cash flows from operating activities:
Net income (loss)	$369,492	$(109,729)
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation expense	14,349	19,793
Changes in operating assets and liabilities:
Accounts receivable	222,073	(225,401)
Prepaid and other current assets	(1,653)	5,913
Accounts payable and accrued expenses	6,413	(23,069)
Accrued compensation and benefits	284,003	149,483

Cash flows provided by (used in) operating activities	894,677	(183,010)

Cash flows from investing activities	-	-

Cash flows from financing activities:
Net repayments on line of credit	(23,708)	(1,250)
Repayments on notes payable	(14,449)	(13,907)

Net cash used in financing activities	(38,157)	(15,157)

Net increase (decrease) in cash and cash equivalents	856,820	(198,167)

Cash and cash equivalents beginning	235,927	427,106

Cash and cash equivalents ending	$1,092,447	$228,939

Supplemental disclosures of cash flow information:
Interest paid	$854	$2,317

The accompanying notes are an integral part of these financial statements.

BACKBONE ENTERPRISES, INC.

Notes to Financial Statements

1.Basis of Presentation and Significant Accounting Policies

Description of Business

Backbone Enterprises, Inc. (the “Company” or “Backbone”), a subchapter S corporation, is engaged in the business of information security, risk management and compliance. Backbone helps organizations manage their information security through professional services engagements.

Presentation of Financial Statements

The accompanying financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), as defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, these estimates may ultimately differ from actual results. Significant items subject to such estimates and assumptions include the amount and period of revenue recognition; the useful lives of long-lived assets; allowances for doubtful accounts; income taxes and other contingencies.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents (Note 6).

Accounts Receivable

The Company reports accounts receivable at net realizable value. The Company maintains an allowance for doubtful accounts for estimated losses resulting from amounts that will not be collected. The Company calculates the allowance based on a specific analysis of past due balances and historical collections. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible. Management believes that no accounts receivables are uncollectible at September 30, 2019.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of the property and equipment is provided using the straight-line method over the assets' estimated economic lives, which range from three to five years. Expenditures for maintenance and repairs are charged to expense as incurred.

BACKBONE ENTERPRISES, INC.

Notes to Financial Statements

Fair Value of Financial Instruments

Financial instruments consist principally of cash equivalents, accounts receivable, and accounts payable. The Company believes that the recorded values of all financial instruments approximate their current fair values because of their nature and relatively short maturity dates or durations.

Revenue Recognition

The Company derives its revenue from cyber security professional consulting services.

Effective January 1, 2019, revenue is recognized pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606).  Accordingly, revenue is recognized at an amount that reflects the consideration to which we expect to be entitled in exchange for transferring goods or services to a customer.  This principle is applied using the following 5-step process:

1.Identify the contract with the customer

2.Identify the performance obligations in the contract

3.Determine the transaction price

4.Allocate the transaction price to the performance obligations in the contract

5.Recognize revenue when (or as) each performance obligation is satisfied

Consulting Service Revenues

Consulting services contracts are on either a fixed fee or a time and materials basis. For fixed fee arrangements, revenue is recognized using the proportional performance method. For time and materials arrangements, revenues are recognized as the services are rendered.

Deferred and Unbilled Revenue

We receive payments from customers based on billing schedules established in our contracts.  Deferred revenue primarily consists of billings or payments received in advance of the amount of revenue recognized and such amounts are recognized as the revenue recognition criteria are met.  Unbilled revenue reflects our conditional right to receive payment from customers for our completed performance under contracts.

Income and Franchise Taxes

The Company is a subchapter S corporation and is not subject to federal income taxes. The taxable income of the Company is included in the individual income tax returns of its

BACKBONE ENTERPRISES, INC.

Notes to Financial Statements

stockholders. However, the Company may be required to pay state income taxes based on its apportioned net income or pay state franchise fees based on its apportioned gross receipts. Based on its evaluation of uncertain tax positions, management has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements, nor have the stockholders been assessed interest or penalties by any major tax jurisdictions. Income tax returns for 2016-2018 are subject to examination by federal tax authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting requirements and those imposed under federal and state tax laws. Deferred taxes are provided for timing differences in the recognition of revenue and expenses for income tax and financial reporting purposes and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

2.Recent Accounting Pronouncements

In February 2016, the FASB issued a new accounting standard on leasing. The new standard will require companies to record most leased assets and liabilities on the balance sheet, and also proposes a dual model for recognizing expense. This guidance is effective in the first quarter of 2021 with early adoption permitted. Management has evaluated the impact of adopting this guidance and preparing for the changes to be made to the financial statements. The adoption of these accounting changes will materially increase our assets and liabilities but did not have a material impact on our net income or equity.

In August 2016, the FASB issued a new accounting standard which is intended to reduce the existing diversity in practice in how certain cash receipts and cash payments are classified in the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years with early adoption permitted, provided that all of the amendments are adopted in the same period. Management expects the adoption of these accounting changes will not have a material impact on the financial statements.

In January 2017, the FASB issued a new accounting standard which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. This guidance will be effective for the Company for the year ending

BACKBONE ENTERPRISES, INC.

Notes to Financial Statements

December 31, 2019 and interim reporting periods within that year. Early adoption is permitted for transactions that have not been reported in financial statements that have been issued or made available for issuance. Management expects the adoption of these accounting changes will not have a material impact on the financial statements.

3.Property and Equipment

A summary of property and equipment as of September 30, 2019 is as follows:

Autos	$150,105
Less accumulated depreciation	(122,967)

$27,138

Depreciation expense for property and equipment amounted to $14,349 and $19,793 for the nine months ended September 30, 2019 and 2018, respectively.

The Company has two notes payables that are collateralized by autos.  Related notes bear interest at rates ranging between 3.75% and 3.875% and monthly payments aggregate $1,742.  As of September 30, 2019, outstanding balances totaled $34,019.

4.Line of Credit

On December 29, 2017, the Company entered into a one-year line of credit agreement with North Star Bank. Under this agreement, the Company could borrow up to $300,000 at an interest rate of the bank’s prime plus 0.75% (5.75% as of September 30, 2019). Interest was paid monthly. The line of credit is collateralized by the Company’s accounts receivable, inventory, property and equipment, and guaranteed by the stockholders of the Company. On December 29, 2018, the Company renewed the line of credit agreement for one year and expired. The line of credit was repaid in May 2019 with no subsequent borrowings.

Interest charges associated with the line of credit totaled $854 and $2,617 for the nine months ended September 30, 2019 and 2018, respectively

5.Commitments and Contingencies

Operating Leases

The Company leases its corporate offices under an operating lease. The term of the lease is 38 months with a commencement date of June 2018. Rent expense for the nine months

BACKBONE ENTERPRISES, INC.

Notes to Financial Statements

ended September 30, 2019 and 2018 were $73,930 and $63,831, respectively.

Future, non-cancellable operating lease commitments under these lease agreements are as follows for each of the years ending December 31:

2019	$11,516
2020	46,830
2021	27,944

$86,290

Legal Contingencies

From time-to-time, the Company may be involved in certain legal proceedings. The Company accrues a liability for the estimated loss when a loss is considered probable and the amount of loss can be reasonably estimated. As of September 30, 2019, the Company has no accrued liabilities for such matters.

BACKBONE ENTERPRISES, INC.

Notes to Financial Statements

6.Concentrations

Major Customers

For the nine months ended September 30, 2019, there were two customers that generated at least 10% of revenues. These customers represented a total of approximately 68% of revenues. As of September 30, 2019, net accounts receivable due from these customers totaled approximately $390,000.

Financial Institutions

The Company maintains its cash balance at a single financial institution. Balances held by this institution are insured by the Federal Deposit Insurance Corporation for up to $250,000. The Company’s cash balances may exceed such insured limits. The Company reduces its exposure to credit risk by monitoring the financial stability of the institution.

7.Subsequent Events

Management has evaluated subsequent events through January 14, 2020 the date the financial statements were available to be issued.

On October 31, 2019, CynergisTek, Inc. acquired all of the outstanding stock of the Company for approximately $5.5 million in cash, 491,804 shares of CynergisTek, Inc. common stock, and contingent earn-out fees payable to the sellers up to $4.0 million.